VENTIV HEALTH

Moderator: Eran Broshy
May 9, 2005
8:00 am CT

Operator: Good morning ladies and gentlemen. Welcome to the Ventiv Health First Quarter 2005 conference call. I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.

After the speakers’ remarks, there will be a quest and answer period. If you would like to ask a question, press star then the number 1 on your telephone keypad. If you would to withdraw your question, press star then the number 2 on your telephone keypad.

Before we begin, I’d like to read the following regarding forward-looking statements. During the course of this conference call, the company may make projections or other forward-looking statements regarding the financial performance of Ventiv Health. Such forward-looking statements involve known and unknown risks that may cause the company’s performance to differ materially. Kindly refer to the risk factors and cautionary language that Ventiv Health filed with the Securities and Exchange Commission.

The financial and statistical information being discussed on today's call is included in Ventiv's press release issued this morning. A copy of the press release is available on Ventiv's Web site at www.ventiv.com.

I would now like to turn the call over to Eran Broshy, Chief Executive Officer of Ventiv Health. Please go ahead sir.

Eran Broshy: Thank you and good morning everyone. Welcome to our first quarter earnings call. Let me begin by stating that we are extremely pleased with Ventiv's financial results for the first quarter of 2005.

For continuing operation during the first quarter of 2005 revenues were $120.9 million, up 71% from $70.7 million in the first quarter of 2004. Earnings before tax was $12.6 million, up 58% from $8 million in the first quarter of 2004. And earnings per share was 33 cents, including a one time tax adjustment and a higher tax rate, and 27 cents, excluding this one time tax adjustment but including the higher tax rate, compared to 20 cents for the first quarter of 2004.

These results were driven by very strong performances across both our Commercial and Clinical Services Businesses and underscores Ventiv's position as a broadly diversified pharmaceutical services company with market leading positions in outsourced Pharma Teams, clinical staffing, compliance and patient assistance, and planning and analytics.

Based on our continued very strong performance, and as you've seen in our press release this morning, we are raising our 2005 revenue guidance from $460 million to $475 million, to $465 million to $480 million and our 2005 earnings per share guidance from a $1.03 to $1.09, to a $1.06 to $1.12, excluding the one time tax adjustment and the higher tax rate. Including the one time tax adjustment and the higher tax rate our 2005 total earnings per share guidance is a $1.09 to $1.15.

Both the previous and our increased guidance does include 10 cents for a previously disclosed tax benefit from net operating loss usage related to certain divestitures that we expect to recognize later in 2005, assuming visibility into future earnings remains similar to current visibility.

John will provide a more detailed review of our first quarter financial results and our updated guidance. But first I would like to provide some specifics on each of our businesses and also come back at the end to comment on some broader market trends and opportunities which we believe will continue to drive Ventiv's strong momentum.

Our Commercial Services business performed very strongly during the first quarter of 2005 with revenues increasing 36% to $96.2 million from $70.7 million during the first quarter of 2004, and operating earnings increasing 32% to $12.7 million from $9.6 million during the first quarter of 2004.

Our Pharma Teams business continued to perform strongly with approximately 2,600 sales representatives in the field at the end of the quarter, compared to 2,500 at the beginning of the quarter.

The Franklin Group also performed strongly with new contract wins in both patient assistance and sample accountability driving strong revenue and profitability growth over the year earlier period.

Our HPR Planning & Analytics business continued to pursue new contracts to replace business that wound down last year and gained access to additional business development resources following the organizational restructuring of HPR into our Commercial Services business.

Our PROMOTECH Fulfillment business continued to sign new contracts and extend existing contracts and work effectively with our Pharma Teams and Franklin Group businesses to further expand our bundled service offering.

We won approximately 50% of the business we pursued during the quarter, similar to our 40% to 50% win rate in 2003 and 2004. We believe that this win rate is due to Ventiv's high level of operational excellence as well as our ability to effectively bundle several existing, and our newly introduced and acquired services, into an offering that is particularly appealing to small and mid-tier clients. Many of these clients either have minimal infrastructure or prefer, in the current environment, not to build additional infrastructure.

Based on our highly successful track record of new business wins over the past few years in our Commercial Services business, the number of sales teams in Ventiv's portfolio has increased from 20 in 2003, to 30 today, and to 39 including teams utilizing Ventiv's Total Data Solution Services. Perhaps more importantly the number of the same client engagements, including all of the services in Ventiv's Commercial Services business, has increased from a 123 in 2003 to 217 currently. In our view this increase is quite significant and underscores Ventiv's evolution into a strongly diversified pharmaceutical services company with a broad and well-balanced portfolio of clients and services.

Ventiv's Clinical Services business had a solid first quarter 2005 with revenues of $24.7 million and operating earnings of $2.2 million for the quarter excluding amortization of intangibles. Seasonal wind down of several contract staffing contracts in the fourth quarter of 2004, which lowered billable head count and hours, began to turnaround toward the end of the first quarter of 2005 as head counts began to increase.

The Clinical Services business' functional outsourcing initiative gained traction during the quarter as new contracts were won with several clients -- including one top ten global pharmaceutical company. Based on these recent increases in contract staffing head count and increasing traction in the functional outsourcing area, we expect revenue and earnings to increase through the year.

In summary, Ventiv is now a strongly diversified pharmaceutical services company with market-leading positions in outsourced Pharma Teams, clinical staffing, compliance and patient assistance, and planning and analytics.

The total number of different client engagements in Ventiv Commercial and Clinical Services business now totals 366, reflecting a broad and strongly diversified portfolio of clients and services. Ventiv's top three contracts now comprise 28% of the Company's business versus 49% a year ago.

Our operational excellence and strongly diversified services and client base has enabled us to generate strong financial results on a consistent basis in a marketplace that has proved challenging for some competitors.

Let me now turn the presentation over to John for a more detailed review of our first quarter and financial results and our updated guidance. John?

John Emery: Thanks Eran and good morning everyone. As Eran indicated our business turned in a very strong financial performance in the first quarter of 2005. Let me start by providing a business segment overview.

Ventiv's Commercial Services business -- which includes its Pharma Teams business, its HPR Planning & Analytics business, its Franklin Group Compliance and Patient Assistance business, its PROMOTECH Fulfillment business and ancillary specialty businesses providing services in data management, training, recruiting and fleet services -- generated revenue of $96.2 million during the first quarter, compared to $70.7 million in the first quarter of 2004.

This growth was principally attributable to significant new business wins over the past nine months including, in the second half of 2004, two sales teams for mid-tier pharmaceutical companies totaling 400 sales representatives, a 452 sales representative team for (unintelligible), and a 375 sales representative team for Bristol-Myers Squibb, and in the first quarter of 2005, teams with several mid-tier pharmaceutical companies including Bayer Diagnostics and NPS. These additions were partially offset by contract wind downs with Bayer, Watson and some smaller clients. In addition, the business benefited from the inclusion of Franklin Group revenues in the first quarter of 2005.

Ventiv's Commercial Services business generated operating margins of 13.2% for the first quarter of 2005, compared to 13.5% for the first quarter of 2004 and 12.5% for the full year of 2004. These results were primarily due to:

One, slightly higher operating margins in Ventiv's Sales Team business caused by spreading slightly lower gross margins on a significantly higher revenue base across a marginally higher fixed SG&A cost base.

Two, meaningfully higher margins in Ventiv's acquired Franklin Group Compliance and Patient Assistance business, which were partially offset by lower margins on Ventiv's HPR business, caused by a reduction in revenues related to the completion of HPR's contract with Bayer in 2004.

And, three, a number of operational efficiencies during the quarter which we do not believe will recur in subsequent quarters.

Ventiv's Clinical Services business generated revenue of $24.7 million and operating margins of 8.9% during the first quarter of 2005, excluding amortization of intangibles. The business was impacted by expected seasonal Q4 decline in headcount in billable hours as certain annual contracts expired and are not renewed. This trend reversed in Q1 '05 as headcount and billable hours increased particularly toward the end of the quarter.

Ventiv's Functional Outsourcing business began to gain traction during the quarter winning new contracts with both large global pharmaceutical companies as well as small mid-tier specialty pharmaceutical companies.

Ventiv's SG&A increased from $6.3 million in the first quarter of 2004 to $14.4 million in the first quarter of 2005. Most of this increase was attributable to SG&A coming from businesses acquired by Ventiv in 2004, particularly Smith Hanley. SG&A expenses also increased somewhat at corporate, reflecting higher public company compliance costs and in Ventiv's Commercial Services business, reflecting higher incentive compensation costs.

With respect to Ventiv's effective tax rate two things occurred during the first quarter of 2005. First, Ventiv's long term effective tax rate increase from 38% to 39.8% as a result of acquisitions completed during 2004. Second, Ventiv reported a nonrecurring tax benefit of approximately $1.6 million during the quarter, primarily related to prior period tax contingencies which are no longer required. These two factors combine to lower Ventiv's effective tax rate to 27% for the quarter.

Our expectation is that Ventiv's tax rate will be 39.8% on a quarterly basis, beginning in the second quarter of 2005 until later in 2005, when we expect to report a tax benefit related to certain divestitures -- assuming future visibility as similar to the current visibility. This anticipated benefit related to certain divestitures is expected to increase earnings per share by 10 cents, approximately, as we have previously discussed. The combined impact of all three factors is to lower Ventiv's 2005 full year effective tax rate to approximately 28%.

Ventiv's balance sheet showed $48.6 million of cash and no debt at March 31, 2005, compared to $53.3 million as of December 31, 2004. The primary reason for the decrease in cash is the increase in Ventiv's unbilled accounts from $36.1 million on December 31 to $46.8 million on March 31.

DSOs, including billed and unbilled accounts, increased from 82 days on December 31 to 91 days on March 31. Working capital increased from $67.6 million at December 31 to $91.7 million March 31. We expect that unbilled balances in DSOs will decrease and cash will increase as recently billed accounts are paid and as unbilled accounts are billed.

As Eran indicated, we are today increasing our 2005 guidance. Our guidance increase is driven by the increasingly strong outlook across all of our businesses, including increasing certainty with respect to certain incentive payments and to an expansion in scope in one of our larger contracts. Consequently we are increasing our 2005 revenue guidance from 460 million to 475 million, to 465 million to 480 million and our EPS guide from a $1.03 to a $1.09, to $1.06 to a $1.12 -- assuming no change to Ventiv's historical 38% effective tax rate and a onetime tax adjustment in the first quarter of 2005.

Including the combined impact of the change in effective tax rate from 38% to 39.8%, which reduces 2005 earnings per share by approximately 3 cents, and the impact of the $1.6 million onetime tax adjustment in the first quarter, which increases 2005 earnings per share by approximately 6 cents, further raises our 2005 guidance by an additional 3 cents from a $1.06 to a $1.12, to $1.09 to $1.15. Both the updated and previous EPS guidance also includes 10 cents for a previously disclosed tax benefit from the operating loss usage related to certain divestitures that we expect to recognize later in 2005 -- assuming visibility in future earnings remains similar to current visibility.

On a quarterly basis we expect earnings to dip slightly in Q3 as our ALTANA/Pfizer team converges, as we have previously disclosed, but then to resume an upward trajectory as our pipeline of opportunity is converted to contract wins later in the year. In addition, are performance benefited from a number of operational efficiencies during the first quarter which we do not believe will recur in subsequent quarters.

At this point I will turn the presentation back to Eran. Eran?

Eran Broshy: Thanks John.

As our strong first quarter results highlight and our increased guidance underscores, we feel very positively about the strength of and momentum in Ventiv's business. To put Ventiv's business outlook in a broader perspective, I would like to comment on a number of marketplace trends and dynamics and the potential opportunities that these present for Ventiv.

I'll comment on three trends in particular: First, a trend towards increased outsourcing; second, a trend favoring strong broadly positioned players in winning more of this outsourced opportunity; and then finally, the potential for acquisitions and further broadening of the pharma services offering.

First on the trend towards increased outsourcing. We believe there continues to be a long term trend in the US market towards increased outsourcing in our areas of focus, driven by more new drug approvals for small and mid-sized companies and the continued pressures facing large pharmas. Small and mid-tier specialty pharmaceutical companies continue to experience an increasing number of new drug approvals, with companies below the top 20 securing more than three-fourths of new drugs approved in 2004 and two-thirds of the new molecular entities approved in the first quarter of 2005 -- continuing a trend that began in 2002.

For many of these small and mid-size companies the outsource value proposition is particularly attractive relative to building infrastructure internally as well as relative outlicensing their product to larger pharmaceutical partners, particularly in this time of flux for a number of larger pharma companies.

For large global pharmaceutical companies the increase in pricing, costs and pipeline pressures evident in the US market is forcing a reassessment of their traditional model. The introduction of Medicare Part D prescription drug reimbursements starting in 2006 will create some further pricing pressure along with opportunities for increased script writing.

There has been some speculation in the media on potential reduction of sales forces among some of the larger pharmaceutical players as one response to these pressures. The view that we expressed at our fourth quarter earnings call, in which we continue to hold, is that some degree of capacity reduction would likely occur among select large pharmaceutical companies. But in our view not as significantly as has been speculated and specifically within those companies whose sales force capacity and product portfolio are out of sync. While some outsource capacity within some of these companies may continue to be volatile I would emphasize that Ventiv, by and large, has minimal exposure in our sales team business with these pharmaceutical players.

We believe there will continue to be increased outsource services demand from those top 20 players who's clinical pipeline justifies additional clinical capacity and who's in-line portfolio justifies increased sales force and other commercial capacity. But when the current pharmaceutical environment prefer to utilize flexible, cost-effective outsource capacity to augment or supplant fixed internal capacity.

Underscoring continued strong demand for outsource services our Pharma Team pipeline continues to be solid with ongoing discussion, proposals and negotiations for contracts totaling an additional potential 1,000 to 1,500 sales representatives with much of the business now more year-end focused. Likewise, our business development pipeline in other areas of our business is seeing continued strong demand.

Second, the trend favoring strong broadly positioned players in wining more of this outsource opportunity. For those top 20 pharma companies currently in need of additional capacity, business is disproportionally going to well established, cost effective players with a strong track record. Based on our strong marketplace positioning Ventiv, in the past nine months, has won significant new contracts in our Pharma Team business with three of the top 20 global pharma companies -- including Sanofi Aventis and Bristol-Myers Squibb -- and are selectively pursuing other opportunities in this marketplace. We've also won a variety of new business in other areas, including several functional clinical outsourcing contracts with a top ten company.

For small to mid-tier companies Ventiv has designed its flexible service offerings to meet there specific needs. Small and mid-tier companies prefer to deal with a smaller number of vendors to bring a broader array of capabilities. Our mix of services, which now include late stage clinical staffing and data management, planning and analytics, sample accountability and patient assistance, clinical nurse educator teams, recruitment, training, fulfillment and data management, are particularly attractive for many small and mid-size companies. We have been quite successful in winning new business as a result, with our historic win rate of 40% to 50% continuing.

Small and mid-size companies now account for roughly 70% of our Ventiv Commercial Services business with the recently announced Connetics and Barrier wins as the most recent examples. These broader additional services offer Ventiv not only the potential for higher margins and more recurring earnings, but also solidify and deepen our relationships with current and prospective clients. A majority of Ventiv's clients now utilize more than one Ventiv service either bundled with other Ventiv services or on a standalone basis.

Let me also comment on our acquisition status. Our view is that there are a number of attractive, privately held acquisition targets that are well run but too small to go public which look to successful public companies like Ventiv to create liquidity and further leverage their own business models. Franklin, Smith Hanley and HHI are three examples of such organizations. We continue to actively evaluate other similar companies looking carefully and methodically to insure a good strategic fit, a good cultural fit and reasonable valuation. We will keep you apprised as there are further developments.

So in summary, I'm delighted with Ventiv's record results for the first quarter of 2005. Our outlook for 2005 and beyond is very positive based on the ongoing strength of our broadly diversified pharmaceutical services model. Our operational excellence and broadly diversified services and client base have positioned us to generate strong financial results on a consistent basis.

We also believe there are a number of opportunities to further expand our offerings with select accretive acquisition. Our updated 2005 earnings guidance does not include assumptions of accretion for an acquisition. And any acquisitions we complete, we would expect to increase the guidance we are providing.

At this point we would like to open up the call to your questions.

Operator: At this time I would like to remind everyone, if you would like to ask a question, you may do so simply by dialing star and then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Dave Windley with Jefferies and Company.

Dave Windley: Hi. Good morning gentlemen. Congratulations on a good quarter. I have several questions. First, Eran, you hit on some topics around new business. Did I here the pipeline quantification correctly still about 1,000 to 1,500 reps?

Eran Broshy: Yes you did Dave. A (unintelligible)...

Dave Windley: Okay, and you also said more year end focused.

Eran Broshy: Yeah. At this stage, given where we are calendar wise, you know, much of the opportunity is going to be certainly in the latter part of the year - late part of the year, and certainly into '06 as well. But we see a robust pipeline continuing and we continue to see our win rates be very strong in that arena.

Dave Windley: Right, okay. And your rep growth in the first quarter was I believe just about a 100 reps, from 2,500 to 2,600. You've announced Barrier and Connetics and then you also touched on, one of you touched on, an expansion of an existing contract. I wonder first of all if that expansion was in the commercial services side of the business or if that came in on the clinical side. And then talk about what your expectations are for near-term ramp of, you know, I guess it would have to be a business that you've already announced basically.

Eran Broshy: Sure. Yeah, we have added 100 net reps between January 1 and the end of March. So we're at 2,600 as of the end of March. We continue to win new business at a good clip. That net 100 growth does not include some of the more recent wins that have been announced subsequent to the March 31 close of the books.

Dave Windley: Right.

Eran Broshy: We do expect an expansion in scope in one of our larger clients. I think we'll be able to elaborate on that when that is definitive. But, you know, I think it comes really from having a broader portfolio, both a client and a broader portfolio, of offerings does, you know, open to us a variety of opportunities that previously may not have been as visible.

And we have been increasingly successful in cross selling services and in helping clients address individual needs as a result of this broader portfolio. And I think to that point while we continue certainly to expect that we will continue to grow our rep business very strongly as we have. I would also say that rep count is becoming perhaps somewhat less meaningful metric in the overall scheme of Ventiv's portfolio than it might have been in the past.

Dave Windley: Okay, okay. So the - but just to narrow in on the expansion and scope, it is fair to assume that is in the teams business.

Eran Broshy: Yeah, correct Dave. That is in the teams business.

Dave Windley: Okay. And then was there also mention of, I believe you said, a top ten pharma win that would have been in the Smith Hanley business?

Eran Broshy: In our Clinical business, which is the combined Smith Hanley and HHI organization, I think we've talked in the past about how we intend to drive the combination of those businesses to offer more functional outsourcing in addition to clinical staffing that has been Smith Hanley's strength and continues to be a very strong, obviously, piece of this business.

We have been seeing the beginning of some pretty good traction on that side of the house. Some meaningful new functional outsourcing provider contracts have started to come in now with one - particularly with one large top ten client. And so we're quite hopeful that that is the beginning of a trend that we have been looking to drive in the combination there.

Dave Windley: Okay. I want to save the best for last here. I want to get to the guidance. I believe your guidance for the first quarter was 20 to 22 cents. And my number was at the high end of that at 22. And if we look at your kind of fully loaded number, GAAP number, at 33 cents, the upside in the quarter was 11 cents. If I then look at your guidance -- stated on the same basis -- which would be I believe the 1.09 to 1.15 number, that's a 6 cent increase versus where guidance had been. The one time tax adjustment is pretty, I mean, that's a empirical number at 6 cents.

So 5 cents or so of upside from organic activity and higher revenue and better margins in the quarter seems to have disappeared. And I'm wondering why that upside in the quarter didn't at least flow through to a higher full year guidance number such that the second, third and fourth quarter do not need to be lowered to stay in sync with your guidance.

John Emery: Well, Dave, there were a number of factors that came together during the quarter that were very beneficial that we do not think it's prudent to count on continuing going-forward. One is I think, as you're aware, there is annual wage escalation for our work force, which is not all the time built into our contracts. So there'll be a margin narrowing as a result of that in certain instances.

We benefited as a result of more favorable than expected salvage value on a subset of the fleet of vehicles that we have in the field. And as you know, we auction these vehicles when the come to the end of their lives. That's something that we don't think is prudent to anticipate. We'll continue on an ongoing basis.

Our medical claims came in at a little bit better than we had anticipated during the quarter but we fluctuate based on a whole variety of factors, not the least of which is when contracts wind down. Such as our ALTANA/Pfizer contract that we're expecting to wind down in Q3. Different claims experienced typically during that phase. So we don't expect or think that it's prudent to anticipate that continuing favorable claims experience going forward.

Finally, we've got the not insignificant ALTANA/Pfizer team which is discontinuing early in the third quarter and all the profitability attendance with that team as well as a number of other smaller wind downs that we've not identified specifically but have been and will continue to be occurring throughout the year.

Dave Windley: Okay, so I understand all those as explanatory factors to why the first quarter was so much better than your original guidance might have stipulated. But should I then go the additional step to interpret that factors such as those and maybe others are going to put enough pressure on the business that your expectations for the next three quarters are actually lower than you previously believed.

John Emery No the guidance for the year has gone up by 3 cents, Dave. Apples to apples from what our guidance was before. Assuming the same tax rate as before, you know, assuming the same tax rate as before our guidance goes up by 3 cents.

Dave Windley: But you beat the first quarter on that same basis by 6 cents.

Eran Broshy: Yeah, I mean, the one thing I would say David, you know, we tried to shoot for a particular earnings per share growth on an annual basis year-over-year. There is always some quarterly fluctuations in our business as a function of when particular contracts start, when some others wind down, when certain incentive payments come, when certain nonrecurring items occur over the course of the year. And so we will see and we expect to continue to see some quarterly fluctuations in our business. But on an annual basis we feel very very comfortable and obviously are raising our guidance commensurately.

Dave Windley: Right, okay. I just want to make sure that your optimism and enthusiasm for the business is at or better than the same level that it was couple a months ago when we were talking about the fourth quarter.

John Emery: Absolutely. Our guidance and our view of the business for the remaining three quarters is stronger. The guidance is higher than it was before.

Dave Windley: Okay, thanks.

Operator: Your next question comes from the line Thatcher Thompson with CIBC World Markets.

Thatcher Thompson: Morning guys.

Eran Broshy: Morning Thatcher.

John Emery: Morning Thatcher.

Thatcher Thompson: Great quarter.

Eran Broshy: Thank you.

Thatcher Thompson: The ALTANA Pfizer deal - last time we spoke I think it was winding down in the second quarter. Has that pushed into the third quarter?

Eran Broshy: No it was always winding down right in the middle of the year. So it's, you know, it will wind down right at the cusp of the second quarter beginning of the third quarter.

Thatcher Thompson: Okay, and remind me again how many reps that is?

Eran Broshy: Two hundred twenty sales representatives.

Thatcher Thompson: And are there opportunities to transfer those people into other business?

Eran Broshy: Yeah, let me just comment on that. This team is being internalized by the ALTANA organization. That is a strategic decision that ALTANA has made. And I think the ALTANA relationship was always meant over a number of years to ultimately be a team that gets internalized by the ALTANA organization when they're comfortable with their status of their pipeline continues to strengthen. And so this is in the normal course as we had expected it to be timing wise, you know, with quite a lot of notice.

The other ALTANA team that is working with (Wyatt) which is a somewhat larger team, 250 representatives, that team is very robust and we expect that to continue well into 2006. And there may well be other opportunities with the ALTANA organization over time but that's the current status of that relationship - very strong.

Thatcher Thompson: Okay, and your pipeline hasn't changed in terms of size. Your win rate seems to be improving. You mentioned that much of the pipeline has business that is kind of year-end focused. Is that a change or is that just where we are in the year now? That's kind of a natural amount of time it would take.

Eran Broshy: Yeah, you know, the pipeline has remained very solid. One thousand to 1,500 is very strong relative to where we were say a year ago. That pipeline has continued to strengthen. The timing is purely driven by just where we are in the calendar. We're at May obviously now and by the time decisions get made and contracts get put together and deployment happens, we are looking at late - certainly late part of this year. And then some of it very much into 2006 as well.

So we feel no change there. Just continued normal fluctuations in the win rates or, excuse me, and the continuance of the deployment rate if you will as we go through the rest of the year.

Thatcher Thompson: Okay, and John just a quick question. You mentioned there's annual wage escalation for your work force. And is that typically built into contracts where you can pass that through to your clients? Or it sounds like there might be a handful of contracts where you can't do that.

John Emery: In some instances it is, Thatcher, in other instances it is not.

Thatcher Thompson: Okay. I'll follow up later. Thanks guys.

Eran Broshy: Great, thanks.

Operator: Your next question comes from the line Gene Mannheimer with Caris & Co.

Gene Mannheimer: Good morning. Great quarter guys.

Eran Broshy: Thank you.

Gene Mannheimer: I have three questions. First, can you, John, can you break out for us what revenues were from HPR and Franklin?

John Emery: We, Gene, are aggregating HPR, Franklin, the sales teams as well as our ancillary services because it's all into our Commercial businesses segment. And as a result we're not breaking those out. These businesses work very closely together in sharing clients and services to clients and they're becoming less differentiable in terms of their revenue streams than has been the case before.

Gene Mannheimer: Would it be fair to say that the revenues though have grown over the previous year?

John Emery: Franklin has done exceedingly well since they combined with Ventiv last June. HPR continues to perform solidly, profitably and also functions very well in terms of the run instead of differentiating our other services.

Gene Mannheimer: Okay, thanks John. Second question relates to, again, the ALTANA conversion. Eran, you mentioned that dip in EPS in Q3. Is that relative to Q2 or relative to the year prior?

Eran Broshy: No it's not relative to the year prior necessarily, Gene. We are looking at sort of in the quarterly disposition over the course of this year. And given that team's conversion, we would expect Q3 to be a somewhat, you know, downward dip from the rest of the year and then building up again as we convert some of the pipeline back up in the later part of the year.

Gene Mannheimer: Great, thanks.

Eran Broshy: We still expect a very strong quarter-to-quarter performance.

Gene Mannheimer: Terrific. And the last question. On the mix of business you mention now that about 70% of business is coming from small to mid-tier pharma. Is that the statistic - does the pipeline mirror that as well in terms of what you're seeing in new potential business wins?

Eran Broshy: Yeah, I would say it does actually, Gene. We're seeing, you know, the pipeline does have obviously a wide range within it. All the way from I'd say, you know, ten rep teams all the way to a couple hundred on the other end. And the larger - certainly the larger component of all those are the small and mid-size organizations. Again reflective of what we're seeing in terms of the FDA's pipeline of new drugs approved.

More and more of those are skewing toward the mid and small organizations. And that is where we have focused a lot of our energies and positioned ourselves, we think, particularly well. Not at the expense of, we think, positioning ourselves well with the larger clients that are in the process of expansion. We certainly have some of those opportunities. But the pipeline mirrors very much what we're seeing in the approval side of the house as well.

Gene Mannheimer: Thank you. Great job.

Eran Broshy: Great, thanks Gene.

Operator: Your next question comes from the line of Debra Fiakas with Crystal Equity Research.

Debra Fiakas: Good morning. And I'm calling this morning on behalf of Westrock Advisers. If I could just extend the discussion on the pipeline. It seems that the pipeline perhaps has grown a little bit. Have you seen any changes in the sales cycle? How long it takes you to land a contract?

Eran Broshy: Debra, I wouldn't say a meaningful change. I mean, we, you know, there continues to be some opportunities that will move faster and others that are simply going to take, you know, four, six plus months to finalize and solidify and deploy.

We are seeing folks perhaps get into dialog with us earlier than they might have in the past for opportunities that are still in, you know, early stage of either at the end of their clinical development or early in the FDA cycle. And so we're perhaps getting more of a window further ahead than we might have in the past, which we think is obviously a good thing. Because it allows us to plan better, it allows us to in a sense position ourselves better for and work more closely with these organizations. Perhaps bring some of our other service offerings to bear earlier in the life cycle with these organizations and then be well positioned when in fact they then do receive their approval.

So, you know, perhaps that is allowing us - perhaps that's skewing a little bit some of the pipeline into later than it might have been. But that's not a function of people delaying, it's a function of perhaps of us approaching people earlier and people being responsive and approaching us vise versa earlier than they might have in the past. So that's I think the net of it.

Debra Fiakas: All right, very good. And then one additional question in regard to the tax benefit. You had previously outlined that you would see a benefit of about $3.5 million in the fourth quarter. And now we've seen, you know, the tax effect in this quarter. Will we continue to see, or what we saw in this quarter, is that part of the $3.5 million that you had estimated earlier?

John Emery:  No it is not. These are two separate items, Debra. The $3.5 million, as you may recall, is related to certain prior period divestitures. And that $3.5 million is something that we expect -- given our expectation that guidance continues to be the same as it is today -- to continue going forward starting toward the latter end of this year.

The $1.6 million benefit in the first quarter was related to an adjustment related to a prior period tax contingency that's no longer required. So they're different items.

Debra Fiakas: And they are separate.

Eran Broshy: Yes.

Debra Fiakas: Thank you very much.

Operator: Again, if you would like to ask a question, you may do so simply by dialing star then the number 1 on your telephone keypad. Again, that is star and then the number 1 on your telephone keypad.

Your next question is a follow up question from Dave Windley with Jefferies and Company.

Dave Windley: Hi thanks for taking the follow up - a few. Eran, I had been under the impression that there was a fairly significant sized contract in the sale teams' arena awarded by one of the major biotechs recently. And I guess I'm working on process of elimination. I know that it didn't go to PDII and I don't hear you guys talking about it. I'm wondering if you're aware of it and if in fact it did go to someone other than those two.

Eran Broshy: Dave, we wish our win rate was a 100% but that is unlikely to ever be the case. We certainly - the half we do win we are very pleased with. The other half that we don't win, some of that goes to competitors and some of it goes to clients who used to perform the work internally.

Dave Windley: Right.

Eran Broshy: And we frankly see that the internal choice is as much a competitor to us as other outsource vendors might well be. I'm not sure, you know, exactly which contract you might be referring to. There are a number of things that have gone lately. We continue to have the kind of win rate that we're very very proud of. But we don't win everything.

Dave Windley: Right, sure. You've been close from time to time but not quite.

On the clinical side, John, the CROs, the traditional CROs, when they win good sized contracts typically are able to bill a pretty healthy amount of the contract value up front which then becomes deferred revenue on the balance sheet. I'm wondering if - in the context of the approach that you all have with Smith Hanley and HHI combined, if you win a functional outsourcing contract for example, are you also able to submit some up front invoices to drive the, you know, in that part of the outsourcing arena we tend to look at DSOs on a net basis subtracting out that deferred revenue piece. And I know you don't do that but that obviously positively impacts cash flow. I'm just wondering how that contractual cycle works and how your cash flow can work on those types of business.

John Emery: Well, Dave, recognize first that that is a new emerging relatively small portion of our overall revenue stream in our Clinical Services business now. So it's just beginning. And from the way we would envision it being said, it would be a lot like our HPR business where we would have a project with certain deliverables, statistical analogies and so forth that would be billable upon completion at various phases of the contract. So there would be progress payments, milestone payments if you will, based on certain deliverables that we have signed up to complete.

Dave Windley: Okay. And then maybe I should expand it not limit myself to functional outsourcing contracts. But in Smith Hanley, more broadly speaking, how does the cash flow there?

John Emery: Well as you, you know, that's a clinical staffing business and we staff bio-technicians and other personal, professionals, with clients. They're managed by the clients. We pay these people on a biweekly basis and we bill the clients accordingly. So the cash flow, in terms of our invoice to the clients that are paying the invoices to our personnel, there's not much of a disconnect there in terms of there being an upfront invoice to the client.

Dave Windley: Okay. So the - you mentioned, I think, a couple of reasons for the increase in DSOs in the quarter. But those would be largely or solely attributable to the Commercial Services side of the business?

John Emery: Yeah, they would be largely attributable to the commercial side of the business.

Dave Windley: Okay. And then a last question. Eran, could you talk a little bit about how your business development or sales, vent to sales, people are aligned and how you're going out to clients with this broader menu of services and offering that to them. I mean, it seems most logical that you would have separate teams for Clinical and Commercial Services. But I should be quiet and let you talk.

Eran Broshy: Sure Dave. We in fact to have a separate group of business development or account managers, if you will, on the clinical side versus on the commercial side of the house. There is some lead sharing and so on between the two. But we have really focused to try to get the cross selling and the bundle selling to occur within each of those two segments. And that has been the rational also for the organizational realignment that we did a short while ago this year to achieve that.

Within each of those organizations - and I'll talk perhaps more about the commercial side since we've had a longer track record there. We have an account management process that has business development individuals within each of those organizations focused on some new business winning. We have individuals who are managing the existing relationships who also are given incentive to create new leads and new opportunities. These people tend to drive more the new lead creation.

We tend to bring in more the, if you will, the individual offering specialist into the relationship at the time to help close these individual opportunities, as they present themselves, so that we can put our best foot forward -- showcase, if you will, our specialty expertise, if you will, in each of these arenas. And then overarching that, we have a series of folks at the senior level that are doing -- executive level, if you will -- account management at the very tops of our client organizations to make sure we manage those relationships both from the middle up and from the top down.

And it's a process that we think we have become better at. We still as always can continue to refine and improve that. But we think that's been working very very well for us and it's, you know, it's a fairly, we think, well thought through process that we try to manage actively.

Dave Windley: All right. Thanks a lot. Congratulations on the quarter.

Eran Broshy: Good.

John Emery: Thanks.

Eran Broshy: Thank you very much. I think at this point we will close the call. We would like to certainly thank you for your continued interest. We're clearly very pleased with our first quarter 2005 results. We're very bullish about our continued outlook in our business. And we certainly look forward to reporting further to you as we go forward. Thank you all.

Operator: This concludes today's Ventiv Health conference call. You may now disconnect.

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